Exhibit 10.2

November 12, 2012

PERSONAL AND CONFIDENTIAL

Mr. Richard Stalzer

415 Greenwich Street

New York, New York

10013

Dear Rich,

Pursuant to your discussions with the Chairman of the Compensation Committee, this letter is intended to amend the terms of the Offer Letter, dated January 12, 2012 and the first amendment thereto, dated May 17, 2012, whereby you became employed by the Company as President, Mobile Marketing and Advertising, effective as of January 23, 2012 (as amended, the “Offer Letter”). Except as otherwise provided herein, the Offer Letter shall remain in full force and effect in accordance with its original terms.

This amendment to the Offer Letter explains the details and terms of your employment with respect to your position and supersedes and replaces the “Position” provision in the Offer Letter:

Position:	Effective upon your acceptance below, you will serve as the Chief Executive Officer of the Company reporting to the Company’s Board of Directors (the “Board”). You will have the duties and responsibilities as assigned to you by the Board from time to time, subject to the Board’s direction and oversight. The Board may at any time make modifications to your duties and responsibilities as they deem appropriate.

Please acknowledge the terms and conditions of this letter by signing where indicated below and return a signed original to me by either a) emailing a scanned copy to me at Nathan.Fong@motricity.com or b) delivering a hard copy to me.

We hope that you accept our offer and look forward to the transition into your new role.

Sincerely,

/s/ Nathan Fong

Nathan Fong

Chief Financial Officer

Internal Offer Letter - FTE

Acknowledged:

/s/ Richard Stalzer	Date:	11/13/12
Name Richard Stalzer

Internal Offer Letter - FTE